Exhibit 10.2

2013 Performance Unit Agreement

CAREER EDUCATION CORPORATION

2008 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNIT AGREEMENT

This PERFORMANCE UNIT AGREEMENT (this “Agreement”) dated                  (the “Grant Date”) is by and between Career Education Corporation, a Delaware corporation (the “Company”), and                  (the “Grantee”).

To evidence such award and to set forth its terms, the Company and the Grantee agree as follows:

1. Definitions. All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Career Education Corporation 2008 Incentive Compensation Plan, as amended (the “Plan”). When used herein, the following terms shall have the meaning set forth in this Section 1.

(a) “Award Percentage” means a percentage determined pursuant to the table set forth below based on the Company’s Performance Percentile.

Performance Percentile	Award Percentage
75 or higher	200%
70	180%
60	140%
50	100%
40	80%
30	60%
25	50%
Lower than 25	0%

Note: To the extent the Performance Percentile is in between the percentiles listed in the table above, the applicable Award Percentage will be interpolated. For example, if the Performance Percentile is 55, then the Award Percentage would be 120%.

Notwithstanding the foregoing table, if the Company’s Total Shareholder Return is less than zero (0), then the Award Percentage will be determined pursuant to the table set forth above, but in such case, the Award Percentage shall not exceed 100%.

(b) “Closing Stock Price” means the average closing stock price for the 90-day period immediately preceding the end of the Performance Period. The Closing Stock Price shall be adjusted so that such price represents the amount it would have been had all dividends paid during the Performance Period been reinvested in stock of the Company or the Peer Group member, as applicable, on the dividend date.

(c) “Opening Stock Price” means the average closing stock price for the 90-day period immediately preceding the beginning of the Performance Period.

(d) “Payment Date” means a date selected by the Company which shall occur any time between the period beginning January 1, 2016 and ending on March 15, 2016.

(e) “Peer Group” means the entities listed on Exhibit A, but in each case only to the extent the stock of such entity remains publicly traded on a national securities exchange as of the last day of the Performance Period.

(f) “Performance Percentile” means the rank, expressed as a percentile, of the Company’s Total Shareholder Return for the Performance Period when compared against the Total Shareholder Return of each of the members of the Peer Group. For purposes of this ranking, the Total Shareholder Return for each member of the Peer Group shall first be determined and ranked and then the Total Shareholder Return of the Company shall be compared to the ranking of the Peer Group members. The Committee retains the discretion to adjust the Performance Percentile if it believes that the Performance Percentile is adversely impacted due to fewer companies remaining part of the Peer Group (e.g., due to the stock not being publicly traded at the end of the Performance Period as a result of bankruptcy or acquisition by another company).

(g) “Performance Period” means the period beginning on January 1, 2013 and ending on December 31, 2015.

(h) “Target Value” means [INSERT TARGET VALUE FOR GRANTEE].

(i) “Total Shareholder Return” means the result (positive or negative) of the following formula (expressed as a percentage): (A – B)/B; where “A” equals the Closing Stock Price, and “B” equals the Opening Stock Price.

2. Grant of Performance Unit. Subject to and upon the terms and conditions set forth in this Agreement and the Plan, the Committee granted to the Grantee a performance unit (the “Performance Unit”) on the Grant Date, and the Grantee hereby accepts the grant of the Performance Unit as set forth herein. Except as otherwise provided herein, the Performance Unit granted hereby shall have no value until the Payment Date.

3. Limitations on Transferability. Except in the event of the death of the Grantee, at any time prior to the Payment Date, the Performance Unit, or any interest therein, cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed.

4. Payment for Performance Unit. Following the end of the Performance Period, but not later than March 15, 2016, the Company will pay the Grantee an amount in respect of the Performance Unit (which amount may not be less than zero dollars ($0)) determined pursuant to this Section 4. The amount due to the Grantee in respect of the Performance Unit shall equal the product of (a) the Target Value, multiplied by (b) the Award Percentage. The amount payable to the Grantee hereunder shall be subject to tax withholding as required by Section 24.

5. Termination of Service. Subject to Section 6, the provisions of this Section 5 shall apply in the event the Grantee incurs a Termination of Service at any time prior to the end of the Performance Period.

(a) If the Grantee incurs a Termination of Service prior to the end of the Performance Period because of his or her death or Disability, the Grantee (or his or her Beneficiary, if applicable) shall receive a payment in respect of the Performance Unit equal to the result of the following formula: A x (B/1095); where “A” equals the Target Value and “B” equals the number of days elapsing between the beginning of the Performance Period and the applicable Termination of Service. The amount payable pursuant to this Section 5(a) (i) will be paid as soon as reasonably possible following the date of such Termination of Service, but in no case later than March 15 of the year following the year in which such Termination of Service occurs, and (ii) will be subject to tax withholding as required by Section 24.

(b) If the Grantee incurs a Termination of Service prior to the end of the Performance Period for any reason other than his or her death or Disability, then the Performance Unit shall be immediately forfeited to the Company and no amount will become due or owing to the Grantee under this Agreement.

For the avoidance of doubt, (i) if the Grantee incurs a Termination of Service for any reason other than Cause after the end of the Performance Period but prior to the Payment Date, he or she shall remain eligible for the payment described in Section 4 hereof, and (ii) in the event the Grantee incurs a Termination of Service for Cause at any time prior to the Payment Date, no amount shall be payable to the Grantee hereunder and the Performance Unit shall be forfeited by the Grantee as of the date of such Termination of Service.

6. Change in Control. Upon a Change in Control, the Grantee will have such rights with respect to the Performance Unit as are provided for in the Plan.

7. Adjustment. The Committee may make or provide for such adjustments as provided for in Section 4.2 of the Plan.

8. Plan Amendment. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Grantee, adversely affect the rights of the Grantee under this Agreement, except as otherwise provided under the Plan.

9. No Stockholder Rights. The Performance Unit represents only the right to receive cash pursuant to the terms hereof and shall not represent an equity security of the Company and shall not carry any voting or dividend rights.

10. Employment Rights. This Agreement is not a contract of employment and the terms of employment of the Grantee or other relationship of the Grantee with the Company shall not be affected in any way by this Agreement except as specifically provided herein. The Grantee’s execution or acceptance of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with the Company, nor shall it interfere with the right of the Company to discharge the Grantee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Grantee.

11. Disclosure Rights. Except as required by applicable law, the Company (or any of its affiliates) shall not have any duty or obligation to disclose any information to the holder of the Performance Unit.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware (other than its laws respecting choice of law).

13. Compliance with Laws and Regulations. Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay amounts due hereunder unless and until the Company is advised by its counsel that such payment is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which

Shares are traded. The Company may require, as a condition of such payment, and in order to ensure compliance with such laws, regulations and requirements, that the Grantee make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable. In addition, to the extent that all or any portion of any payment otherwise due hereunder would not be deductible by the Company for federal tax purposes (irrespective of whether the Company would, in fact, have the ability to take advantage of such deduction), then the Company reserves the right to reduce or eliminate such payment to an amount that would be deductible by the Company for federal tax purposes.

14. Successors and Assigns. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Grantee and the successors and assigns of the Company.

15. No Limitation on Rights of the Company. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

16. Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

17. Construction. Notwithstanding any other provision of this Agreement, this Agreement is made, and the Performance Unit is granted, pursuant to the Plan and are in all respects limited by and subject to the express provisions of the Plan, as amended from time to time. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The interpretation and construction by the Committee of the Plan, this Agreement and any such rules and regulations adopted by the Committee for purposes of administering the Plan shall be final and binding upon the Grantee and all other persons.

18. Entire Agreement. This Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

19. Amendment. This Agreement may be amended as provided under the Plan, but except as provided in the Plan no such amendment shall adversely affect the Grantee’s rights under the Agreement without the Grantee’s written consent, unless otherwise permitted by the Plan.

20. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

21. Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

22. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23. Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

24. Tax Consequences. Payments made pursuant hereto shall be subject to all required tax withholding obligations.

25. Receipt of Plan. The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts the Performance Unit subject to all the terms and provisions of this Agreement and of the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

26. Restrictive Covenants. [The following shall be applicable to Non-California and Non-Attorney Grantees] In consideration of receiving the Performance Unit hereunder, and as a term and condition of the Grantee’s employment with the Company, the Grantee agrees to adhere to, and be bound by, the following restrictions. The Grantee hereby acknowledges that the Grantee’s job responsibilities give the Grantee access to confidential and proprietary information belonging to the Company and/or its subsidiaries, and that this and other confidential information to which the Grantee has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company or its subsidiaries in any of the markets in which the Company or its subsidiaries maintains schools, provides on-line education classes or otherwise conducts business. The Grantee further acknowledges that the following restrictions will not cause the Grantee undue hardship. Consequently, the Grantee agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ legitimate business interests.

During the Grantee’s employment with the Company and/or any of its subsidiaries and continuing thereafter for the post-termination periods specified below, the Grantee will not, in any way, directly or indirectly, either for the Grantee or any other person or entity, whether paid or unpaid:

(a) For                  months following Grantee’s voluntary resignation from Grantee’s employment with the Company or Grantee’s termination from employment by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries, including but not limited to coursework in the areas of visual communication and design technologies; information technology; business studies; culinary arts; and health education, or any education service. The Grantee hereby acknowledges that the following organizations, among others, provide Competing Educational Services and, should the Grantee accept employment with, own, manage, operate, consult or provide expert services to any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or its subsidiaries and would provide such organizations with an unfair business advantage over the Company: American Public Education, Inc., Apollo Group, Inc., Bridgepoint Education, Inc., Capella Education Company, Corinthian Colleges, Inc., DeVry, Inc., Education Management Corporation, EmbanetCompass, Grand Canyon Education Inc., ITT Educational Services Inc., Kaplan, Inc., Laureate Education, Inc., Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Strayer Education Inc., Universal Technical Institute Inc. and each of their respective subsidiaries, affiliates and successors. The Grantee further acknowledges that the Company and/or its subsidiaries provide career-oriented education through physical and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant. For avoidance of doubt, in the event the Grantee is involuntarily terminated from employment with the Company other than for Cause, the Grantee will not be subject to any post-termination noncompete restriction under this Section 26(a).

(b) For                  months following Grantee’s termination of employment with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries to leave his/her employment.

Should the Grantee breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Grantee agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Grantee breach the terms of these Restrictive Covenants, the Grantee will forfeit any right to the payments made or remaining due hereunder, subject to the terms and conditions of the Plan, and the Grantee agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such payments made pursuant hereto.

It is the intention of the Grantee and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Grantee and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ interests as described in this Agreement.

[The following shall be applicable to California and Attorney Grantees] In consideration of receiving the Performance Unit hereunder, and as a term and condition of the Grantee’s employment with the Company, the Grantee agrees to adhere to, and be bound by, the following restrictions. The Grantee hereby acknowledges that the Grantee’s job responsibilities give the Grantee access to confidential and proprietary information belonging to the Company and/or its subsidiaries, and that this and other confidential information to which the Grantee has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company or its subsidiaries in any of the markets in which the Company or its subsidiaries maintains schools, provides on-line education classes or otherwise conducts business. The Grantee further acknowledges that the following restrictions will not cause the Grantee undue hardship. Consequently, the Grantee agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ legitimate business interests.

During the Grantee’s employment with the Company and/or any of its subsidiaries and continuing thereafter for the post-termination periods specified below, the Grantee will not, in any way, directly or indirectly, either for the Grantee or any other person or entity, whether paid or unpaid:

(a) For                  months following Grantee’s voluntary resignation from Grantee’s employment with the Company or Grantee’s termination from employment by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that would require the use, disclosure or dissemination of confidential information belonging to the Company and/or its subsidiaries. For the avoidance of doubt, in the event the Grantee is involuntarily terminated from employment with the Company other than for Cause, the Grantee will not be subject to any post-termination restrictive covenant under this Section 26(a).

(b) For                  months following Grantee’s termination of employment with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries to leave his/her employment.

Should the Grantee breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Grantee agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Grantee breach the terms of these Restrictive Covenants, the Grantee will forfeit any right to the payments made or remaining due hereunder, subject to the terms and conditions of the Plan, and the Grantee agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such payments made pursuant hereto.

It is the intention of the Grantee and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Grantee and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ interests as described in this Agreement.

27. Clawback Policy. By accepting the grant of the Performance Unit pursuant to this Agreement, the Grantee hereby acknowledges that the Board has adopted a policy pursuant to which the Grantee may be required to repay amounts otherwise paid pursuant to this Agreement to the extent (a) such amounts were predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the Securities and Exchange Commission; (b) the Board determines the Grantee engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and (c) a lower payment would have been made to the Grantee based upon the restated financial results (collectively, the “Policy”). By accepting the grant of the Performance Unit pursuant to this Agreement, the Grantee hereby agrees to be bound by the Policy and to repay amounts that Grantee may be required to be repay thereunder.

28. Condition to Accept Agreement. This Agreement will be null and void unless the Grantee indicates his or her acceptance of the award of the Performance Unit provided for hereunder by signing, dating and returning this Agreement to the Company on or before                 .

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

CAREER EDUCATION CORPORATION

By:
Name:
Title:

ACCEPTANCE (OR REJECTION) OF AWARD BY GRANTEE

The undersigned, the Grantee, hereby: (select one of the options below)

ACCEPTS the award of the Performance Unit as set forth in this Agreement and agrees to be bound by the terms and conditions of this Agreement and the Plan.

REJECTS the award of the Performance Unit contemplated by this Agreement and forfeits all rights relating thereto. Please note that a rejection of this award has no impact on any other award of options, restricted stock or restricted stock units you have previously received, including any restrictive covenants you are subject to pursuant to the agreement(s) governing your previous awards.

Date:
(Signature of Grantee)
Print Name:

Please sign and return your signed copy of this Restricted Stock Unit Agreement by                 , to                  at CEC corporate via pdf, fax or inter-office mail ([insert email address] or [insert fax #] (fax)). Failure to do so will result in forfeiture of the award. Please retain a copy of this signed Performance Unit Agreement for your records.

EXHIBIT A

PEER GROUP

1.	American Public Education, Inc.

2.	Apollo Group, Inc.

3.	Bridgepoint Education, Inc.

4.	Capella Education Company

5.	Corinthian Colleges, Inc.

6.	DeVry, Inc.

7.	ITT Educational Services Inc.

8.	Education Management Corporation

9.	Grand Canyon Education Inc.

10.	Learning Tree International Inc.

11.	Lincoln Education Services Corporation

12.	National American University Holdings Inc.

13.	Strayer Education Inc.

14.	Universal Technical Institute Inc.